Exhibit 10.35
MASTER SERVICES AGREEMENT

(Not Intended to Govern Services Related to Commercial Product)

THIS MASTER SERVICES AGREEMENT (this "Agreement"), effective as of the 10th day of September, 2015 (the "Effective Date"), by and between Metrics, Inc., doing business as Metrics Contract Services, a North Carolina corporation, having a principal place of business at 1240 Sugg Parkway, Greenville, NC 27834 ("METRICS"), and X4 Pharmaceuticals, Inc., a Delaware corporation having an address at Cambridge Innovation Center, One Broadway, Cambridge, MA 02142 ("COMPANY").

WITNESSETH

WHEREAS, COMPANY is engaged in the business of the research, development and commercialization of pharmaceutical and biotechnology products;

WHEREAS, ·METRICS is engaged in the business of, among other things, providing contract pharmaceutical development, formulation and analytical services;

WHEREAS, COMPANY desires to engage the services of METRICS to assist COMPANY in certain pharmaceutical development activities upon the terms and conditions set forth herein; and

WHEREAS, METRICS's performance pursuant to this Agreement may require the parties to disclose to each other confidential and proprietary information, inventions, trade secrets and know-how, which must be protected from disclosure to third parties;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1 Definitions.

1.1 "Applicable Laws" means all laws, ordinances, rules and regulations of the United States (and such other jurisdictions, as applicable, where any aspect of Services are performed by Metrics outside the United States) applicable to the conduct of the Services and/or the development, manufacture and use of any Product (as defined below) or any aspect thereof and the obligations of a party, as the context requires, under this Agreement, as amended from time to time. For purposes of clarity, cGMPs shall be included as part of Applicable Laws unless expressly agreed otherwise in a Work Statement or Quote.

1.2 "cGMP" means all then-current applicable laws, regulations and recognized good manufacturing practices that apply in the United States and the European Union to the manufacture of any therapeutically active material that provides pharmacological activity in a pharmaceutical product, and govern the standards of manufacture of any product intended for human use, including, as applicable the United States regulations set forth under 21 CFR parts 210, 211, as well as applicable guidance published by the FDA; and (ii) the EU good manufacturing practices set forth in the European Community directives 2003/94/EC 2001/83/EC as amended by 2004/27/EC, all relevant implementations of such directives and all relevant principles and guidelines including ICH Tripartite Guidance Q7 and Volume 4 of the Rules Governing Medicinal Products in the European Union. Medicinal Products for Human and Veterinary Use; in each case as may be modified or supplemented during the Term.

1.3 "Confidential Information" (i) shall, with respect to COMPANY, mean (a) all information disclosed by, or on behalf of COMPANY to METRICS, including, but not limited to, the Materials, and Licensed Intellectual Property, whether or not labeled "Confidential," and (b) any knowledge, information, inventions and data developed by METRICS, but only to the extent resulting from Services performed under the applicable Work Statement or Quote, including any such knowledge, information, inventions and data expressly identified therein as either a

"Deliverable" or "Work Product," as the case may be, and (ii) shall, with respect to METRICS, mean (a) METRICS Technology and METRICS Improvements, whether or not labeled "Confidential," (b) non-public business or financial information of METRICS, and (c) any other information disclosed by or on behalf of METRICS to COMPANY relating to price estimates, quotations or proposals which are issued to COMPANY, including any price estimates, quotations and proposals that do not become the subject of a Work Statement or Quote.

1.4  "Deliverable" means any Product, substance, material or report to be developed for, or delivered to, COMPANY by METRICS and expressly identified as a "Deliverable" in a Work Statement or Quote.

1.5  "Facility" means METRICS' manufacturing and laboratory facilities located at 1240 Sugg Parkway, Greenville, NC 27834 and warehouse located at 5440 Martin Luther King Highway, Greenville, NC, 27834, or any other METRICS facility as agreed to in writing by the parties.

1.6  "FDCA" means the United States Federal food, Drug and Cosmetic Act, as amended.

1.7 "Materials" means all documentation, information and data, as well as all chemical materials, API, intermediates or raw materials, disclosed or furnished to METRICS by or on behalf of COMPANY in connection with this Agreement, including any such materials expressly identified as "Materials" in the applicable Work Statement or Quote.

1.8 "METRICS Improvements" means any inventions, discoveries, works of authorship (including, without limitation, computer software and related code and documentation), trademarks, service marks, trade secrets, know-how, products, processes, materials, systems, tools, methodologies, technologies, and other intellectual property, created, conceived, reduced to practice or otherwise developed by METRICS in the conduct of the Services that relate solely to general analytical and manufacturing methods comprising METRICS Technology or METRICS standard computer software and that are not specific to Materials, any Deliverables or any Product.

1.9 "METRICS Technology" means any and all (i) inventions, discoveries, works of authorship (including without limitation computer software and related code and documentation), trademarks, service marks, trade secrets, know-how, products, processes, materials, systems, tools, methodologies, technologies, and other intellectual property created, conceived, reduced to practice, or otherwise developed by or on behalf of, or otherwise obtained by or licensed by third parties to, METRICS as of the Effective Date; (ii) improvements, derivative works, compilations, and other modifications of the foregoing in clause (i) created, conceived, reduced to practice, or otherwise developed after the Effective Date outside of the conduct of the Services; and (iii) all patent, trademark, copyright, trade secret, and other intellectual property rights (collectively, "Intellectual Property Rights") in and to the foregoing in clauses (i) and (ii). Without limiting the foregoing, "METRICS Technology" shall include any standard software and related software technology independently developed or otherwise improved by METRICS, outside of the conduct of the Services.

1.10 "Licensed Intellectual Prope1iy" means any and all (i) inventions, discoveries, works of authorship (including without limitation computer software and related code and documentation), trademarks, service marks, trade secrets, know-how, products, processes, materials, systems, tools, methodologies, technologies, and other intellectual property created, conceived, reduced to practice, or otherwise developed by or on behalf of, or otherwise obtained by or licensed by third parties to, COMPANY as of the Effective Date; (ii) all improvements, derivative works, compilations, and other modifications of the foregoing in clause (i) created, conceived, reduced to practice, or otherwise developed after the Effective Date outside of the conduct of the Services; and (iii) all Intellectual Property Rights in and to the foregoing in clauses (i) and (ii), which are, in any such case, owned or controlled by COMPANY and necessary or useful for METRICS' performance and provision of the Services.

1.11  "Non-Conforming Product" means (a) any Product that is manufactured by METRICS as part of a development run under this Agreement that fails to conform to the applicable Manufacturing Specifications (as agreed to by METRICS or determined by such independent laboratory or consultant) to the extent that such failure is attributable to a failure by METRICS to comply with the processes and procedures established for the manufacture of such Product at the date of manufacture and (b) any Product that is manufactured by METRICS as part of a GMP run under this Agreement that fails to conform to the applicable Manufacturing Specifications (as agreed to by METRICS or determined by such independent laboratory or consultant) to the extent that such failure is attributable to any act or omission of METRICS.

1.12  "Product" means any pharmaceutical product owned or controlled by COMPANY that is developed or manufactured for COMPANY by METRICS, or with respect to which Services are conducted by METRICS, as provided in this Agreement and the applicable Work Statement or Quote.

1.13  "Regulatory Authority" shall mean any US or EU national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the manufacture, production, use or storage, transport or clinical testing of any Product, including the United States Food and Drug Administration (the "FDA") or any successor agency or authority thereto and the European Medicines Agency (the "EMA"), or any successor agency or authority thereto, and the European Commission.

1.14  "Results" is defined in Section 4.3.

1.15  "Services" means the work, tasks, and services performed and conducted by METRICS under this Agreement and as may be further described in the applicable Work Statement or Quote.

1.16 "Work Product" means all discoveries, inventions, improvements, know-how, processes, formulations, procedures, methods, reports, data, Results, information and documentation, other than METRICS Improvements, that are generated by METRICS while conducting the Services.

1.17 "Work Statement" or "Quote" means each document agreed to between and executed by the parties that outlines, among other things, the plan for Services to be provided by METRICS, the particular Services to be provided by METRICS, the Materials to be provided by COMPANY, any Deliverables or Products to be developed or manufactured by METRICS, the time schedule for performance, the amount, schedule and method of payment to be made by COMPANY, and any other terms and conditions mutually agreeable to the parties, and, in the case of a Work Statement, will be included as a schedule to this Agreement.

2. Scope and Purpose.

2.1 Services. METRICS agrees to provide the Services in accordance with the terms and conditions of the applicable Work Statement or Quote. METRICS may engage its employees, agents, other representatives, and any subcontractors and/or consultants approved in writing by COMPANY (collectively, "METRICS Personnel") to provide the Services hereunder. METRICS will be solely responsible for any breach of this Agreement by any of the METRICS Personnel, and for paying METRICS Personnel and providing any employee benefits that they are owed. Before providing Services hereunder, all METRICS Personnel must have agreed in writing to (a) confidentiality obligations with respect to COMPANY Confidential Information that are consistent with METRICS' confidentiality obligations under this Agreement and (b) effectively vest in METRICS any and all rights that such METRICS Personnel might otherwise have in the results of their work, including all Work Product, such that METRICS is able to adhere to any of its obligations herein to assign such rights to COMPANY.

2.2 Additional Services. METRICS agrees to provide additional services specified in any future Work Statements or Quotes that may be agreed to and executed by the parties in writing, incorporated into this Agreement and attached hereto as additional schedules. Each Work Statement or Quote shall be governed by the terms and conditions of this Agreement and by such supplementary written amendments of this Agreement as may be, from time to time, agreed to between and executed by the parties. To the extent of any conflict between or inconsistency in the terms and conditions of this Agreement and those of the applicable Work Statement or Quote, the terms and conditions of this Agreement shall govern, except to the extent that the applicable Work Statement or Quote specifically and expressly states that it is the intention of the parties that the terms and conditions of the applicable Work Statement or Quote shall govern.

2.3 Change Orders. COMPANY may, from time to time, submit to METRICS a written request for changes to an existing Work Statement or Quote. If, in METRICS' reasonable judgment, METRICS can implement the requested changes without requiring additional METRICS' work, time, or resources and without materially affecting METRICS' ability to maintain the project schedule and comply with its other obligations as set forth in such Work Statement or Quote, METRICS will provide COMPANY written notice thereof and will implement the requested change at no additional cost to COMPANY. Otherwise, provided in METRICS' reasonable judgment it can implement the requested change, METRICS will provide COMPANY with a written change order proposal for the additional work, time, and/or resources required to implement the requested change, including: (i) price change, (ii) impact on project schedule and compliance with METRICS' other obligations as set forth in such Work Statement or Quote, and (iii) a written amendment to such Work Statement or Quote reflecting any and all revisions to such Work Statement or Quote required to implement the requested change (each, a "Work Amendment"). COMPANY may, at its discretion, accept or reject METRICS' change order proposal, and shall provide METRICS with written notice of its decision within fifteen (15) business days after its receipt of the applicable change order proposal; provided, however, that, in any event, COMPANY will use reasonable efforts to respond as expeditiously as possible to any such change order proposals. If COMPANY does not respond in writing to METRICS' change order proposal within such fifteen (15) business day period (or any mutually agreeable extensions thereof), either by way of acceptance or rejection thereof or a request to negotiate the terms of the applicable Work Amendment, such Work Amendment immediately shall be null and void and of no legal effect and the original Work Statement or Quote shall continue in full force and effect. Any and all changes and amendments to a Work Statement or Quote agreed to by the parties pursuant to this Section 2.3 (Change Orders) shall be pursuant to a Work Amendment executed by both parties.

2.4 Materials and Information Provided by COMPANY. COMPANY agrees to provide METRICS with all Materials and other information in COMPANY's possession and control that COMPANY or METRICS reasonably determines are necessary to or reasonably useful for METRICS' performance of any Services. COMPANY agrees to notify METRICS as to the fair market value of any such Materials that it provides to METRICS at the time of such provision. METRICS hereby agrees that the Materials are, and shall remain, the exclusive property of COMPANY. METRICS will use Materials only as necessary or reasonably useful to perform the Services. COMPANY represents and warrants to METRICS that, as of the Effective Date and at all times during the Term, no Material Safety Data Sheet ("MSDS") or specific safety or handling data are or will be applicable to any Materials provided by COMPANY to METRICS, except as disclosed to METRICS in writing in advance by COMPANY in sufficient time for review and training by METRICS prior to COMPANY's provision thereof; provided, however, that, where appropriate or required by Applicable Laws, COMPANY will provide METRICS with a MSDS and all related safety and handling data for any such Materials. METRICS agrees (i) to keep and maintain in its custody and subject to its control in secure storage at the Facility, any Materials that it receives during the Term, (ii) that it shall not transfer any Materials to any third party that is not specifically authorized by COMPANY in advance and in writing; (iii) to return or surrender to COMPANY all unused quantities of Materials, to the extent in METRICS' custody or control at the time, upon termination of this Agreement or otherwise upon written request by COMPANY.

2.5 Work Location. METRICS shall perform Services under the applicable Work Statement or Quote at the Facility, unless mutual agreement to the contrary is set forth in a written amendment to such Work Statement or Quote executed by the parties.

2.6 Additional COMPANY Obligations. Unless otherwise agreed to by the parties in writing, COMPANY shall be solely responsible for (i) providing METRICS with any scientific data that COMPANY possesses or is able to obtain using commercially reasonable efforts as necessary for METRICS to perform the Services and (ii) if applicable, reviewing and approving in a timely manner any and all Product-related master documents and timely approving any and all in process and finished Product-related test results to ensure conformity of such results with any and all applicable Product specifications. To avoid doubt, METRICS is not responsible for sourcing any scientific data that COMPANY was unable to obtain using commercially reasonable efforts as necessary for METRICS to perform the Services.

2.7 Legal Compliance.

(a) METRICS will comply, and shall ensure that the Facility complies, in all material respects with all Applicable Laws in connection with METRICS' operations and provision of the Services hereunder and under any Work Statement or Quote, including cGMPs. Without limiting the foregoing, METRICS shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by any Regulatory Authority in order for METRICS to conduct the Services at the Facility under this Agreement.

(b) COMPANY and METRICS hereby acknowledge that the Services will need to comply with the Applicable Laws of the European Union. In addition, in the event COMPANY provides written notice to METRICS of (i) any additional regulatory standards (not contained within the Work Statement or Quote) that COMPANY wishes to apply to the performance of Services by METRICS hereunder, including the laws, ordinances, rules and regulations of any country other than the United States and/or outside of the European Union, or (ii) any additional specifications that COMPANY wishes to apply to Services that are not contained in the Work Statement or Quote, but are required by an IND or comparable filing in any country other than the United States and/or outside of the European Union to comply with the laws, ordinances, rules and regulations of such country, then Section 2.3 (Change Orders) will apply. The parties acknowledge and agree that a change to comply with the Applicable Laws of a new jurisdiction can, in some cases, be unduly onerous (for example, Brazil). If, in METRICS' reasonable judgment it cannot implement the requested change, to avoid doubt, METRICS is not required to provide COMPANY a written change order proposal.

3. Compensation and Payment Terms.

3.1 Compensation for Services. Subject to Section 4, in consideration for the performance by METRICS of, and as compensation for, the Services, COMPANY agrees to pay METRICS the amounts specified in any Work Statement or Quote. Unless otherwise agreed in the applicable Work Statement or Quote and subject to Section 4, METRICS will invoice COMPANY on a monthly basis, COMPANY shall pay METRICS' invoice within thirty (30) days after the date of receipt of such invoice unless COMPANY notifies METRICS in writing of a disputed invoice amount, in which case the parties will in good faith discuss and seek to resolve the disputed matter as promptly as possible; provided, however, that, in the event that COMPANY has not established prior credit with METRICS, COMPANY may be subject to payment terms different from the foregoing, including up front deposits, until routine credit can be established. Any undisputed invoices not paid in full within thirty (30) days of the date of the invoice will be subject to a service charge in an amount equal to the lesser of (i) 1.5% per month or the (ii) maximum service charge percentage allowed under Applicable Laws, as applied to any overdue amounts. Expenses or pass through items purchased by METRICS in support of Service performed under the applicable Work Statement or Quote will be billed to COMPANY by METRICS at cost plus 10% for items up to $5,000 and cost plus 5% for items exceeding $5,000. METRICS will not purchase any one such item exceeding $2,000 without the COMPANY's prior written consent. In response to a request by COMPANY, METRICS will provide reasonably detailed documentation in support of any such expenses. All references to currency herein or in any Work Statement or Quote are deemed to be the lawful currency of the United States unless otherwise stated.

3.2 Payments for shipping and insurance. Subject to the terms of Section 4, METRICS shall invoice COMPANY, and COMPANY shall pay METRICS, for any and all shipping and insurance in connection with the shipment of Deliverables and any and all sales, use, excise, import, customs, gross receipts, compensating, and similar taxes (other than taxes on METRICS's income) incurred by METRICS in connection with the shipment of such Deliverables.

4. Third Party Intermediary.

4.1 COMPANY has engaged METRICS to perform certain Services described in certain Work Orders and Quotes through a third party intermediary, Davos Chemical Corporation, a New Jersey corporation organized and existing under the laws of the State of New Jersey, USA ("Davos"). The Parties agree that, for the purposes of this Agreement and each Work Statement or Quote, Davos may undertake certain activities on COMPANY's behalf as described in Section 4.2. This may include, but is not limited to, making payments to METRICS in accordance with Section 4.2 below and issuing Change Orders on behalf of COMPANY in accordance with Section 2.3.

4.2 To the extent that COMPANY notifies METRICS in writing that COMPANY has engaged Davos to undertake any of the activities on COMPANY's behalf described in Section 4.1: (i) COMPANY shall provide METRICS with written notice which shall (a) describe the activities to be undertaken by Davos (the "Davos Activities") and (b) represent to METRICS that Davos is authorized to undertake the Davos Activities included in the written notice; and (ii) on and after the date of such notice, (a) COMPANY will submit all requests for Work Orders and Quotes with METRICS through Davos; (b) COMPANY will submit all Change Orders through Davos; and (c) all payments owing to METRICS under any Work Order or Quote will be invoiced and paid for as follows: (A) METRICS shall prepare and provide to Davos an invoice on a monthly basis, made out to Davos, with COMPANY's name referenced; (B) Davos shall notify COMPANY of the amount(s) owing to METRICS and shall invoice COMPANY on a monthly basis; (C) COMPANY shall pay those amounts to Davos within thirty (30) days after the date of receipt of such invoice unless COMPANY notifies Davos and METRICS in writing of a disputed invoice amount, in which case the parties will in good faith discuss and seek to resolve the disputed matter as promptly as possible and otherwise in accordance with the terms of and in accordance with the timeframes set forth in Section 3 of this Agreement; and (D) Davos shall promptly send any payment made to it by COMPANY to METRICS.

4.3 In the event that METRICS does not receive any payment for Services from Davos as a result of COMPANY's failure to pay Davos in accordance with Section 4.2, COMPANY agrees that METRICS may seek payment for the Services from COMPANY directly, including any interest that would be payable under Section 3. In the event that COMPANY pays Davos in accordance with Section 4.2 but Davos fails to pay METRICS in accordance with Section 4.2, METRICS agrees that METRICS shall seek payment for the Services solely from Davos directly, including any interest that would be payable under Section 3.

5. Inspections; Records.

5.1 Inspections by COMPANY. COMPANY and its agents or representatives (collectively, "COMPANY Inspectors") shall be provided, during METRICS' regular hours of business, reasonable access to METRICS' facility to (i) perform no more than one quality assurance inspection (not to exceed two auditors for two days) per calendar year, and (ii) to otherwise observe the performance of the Services, at mutually convenient times and with reasonable notice; provided, however, that COMPANY and the COMPANY Inspectors will be accompanied by one or more Representatives of METRICS at all times during any such inspection. Notwithstanding the above, COMPANY Inspectors shall be entitled to conduct additional "for cause" quality assurance inspections (not to exceed two days each) in the event of an actual violation by METRICS of (A) any Applicable Laws, or (B) the terms of any Quality Agreement or Technical Agreement entered into by the parties with respect to any Services. METRICS shall reasonably cooperate with the COMPANY Inspectors and shall make available for review by the COMPANY all documents specific to the Services that are required by COMPANY to properly perform its inspections with regard to the performance of the Services. All documents, materials, data, and other information provided or disclosed to, or any activities or events observed by, any COMPANY Inspector, or to which any COMPANY Inspector is provided access, shall constitute METRICS Confidential Information for all purposes hereunder. Prior to a COMPANY Inspector engaging in any inspection or observance described in this Section 5.1 (Inspections by COMPANY), such COMPANY Inspector shall be bound to COMPANY by enforceable written obligations of confidentiality and restricted use with respect to METRICS Confidential Information that are at least as stringent as those imposed on COMPANY herein. All such COMPANY Inspectors shall comply with all safety, security, and other applicable policies and procedures of METRICS, to the extent disclosed by METRICS to such COMPANY Inspectors in writing prior to such inspection, at all times during and in connection with any such inspections, all of which shall be conducted without unreasonable disruption to METRICS' normal business operations.

5.2 Inspections by Regulatory Authorities. METRICS shall notify COMPANY via email or otherwise in writing as soon as reasonably practicable and to the extent not otherwise prohibited by Applicable Laws, of all communications from any Regulatory Authority relating in any case to the

Services, including with respect to inspections or anticipated inspections of the Facility to be conducted by any Regulatory Authority that is specific to the Services or that could otherwise be reasonably expected to have a material impact on the performance of the Services. To the extent reasonably practicable and not otherwise prohibited by Applicable Laws, METRICS shall (a) keep COMPANY informed on a timely basis with respect to any such inspections, and where possible permit COMPANY the opportunity to be present on-site during (but not directly participate in) any such inspection, (b) promptly provide COMPANY with copies of any reports, citations, violations, warnings, and notices of deficiency received by METRICS in connection with such inspections, (c) reasonably consult with COMPANY prior to providing information which relates specifically to the Services, and (d) provide to COMPANY a copy of any documents produced in response to any such inspection, purged only of METRICS Confidential Information that is unrelated to the Services. Notwithstanding the foregoing in this Section 5.2 (Inspections by Regulatory Authorities), in no event shall any inspections by a regulatory authority outside the United States be permitted without the prior written consent of METRICS.

5.3 Records; Records Storage. METRICS will maintain all materials, data and documentation obtained or generated by METRICS in the course of preparing for and providing Services hereunder ("Results"), including all computerized records and files reflecting all Work Product (the "Records") in a secure area reasonably protected from fire, theft and destruction.

5.4 Record Retention. Upon written instruction of COMPANY, all Records will, at COMPANY's option either be (a) delivered to COMPANY or to its designee in such form as is then currently in the possession of METRICS, (b) retained by METRICS for a period of five (5) years after the Effective Date of the applicable Work Statement or Quote, or as otherwise required by Applicable Laws, or any Quality Agreement or Technical Agreement entered into between the parties to the extent applicable to the Services, or (c) disposed of, at the direction and written request of COMPANY, unless such Records are otherwise required by applicable law, rule, regulation, or order to be stored or maintained by METRICS. METRICS may retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to METRICS's obligation of confidentiality with respect thereto, if any, as set forth herein.

5.5 Reports. METRICS shall keep COMPANY regularly informed of the progress of the Services in accordance with its standard procedures. Without limiting the generality of the foregoing, METRICS shall promptly, not less than once each calendar quarter during the Term (and more frequently if required to keep COMPANY sufficiently informed), provide COMPANY with (i) reports in reasonable detail regarding the status of METRICS's Services, (ii) all Results, Deliverables, or other Work Product generated, conceived, developed and/or reduced to practice in the performance of the Services and (iii) such supporting data and information as may be reasonably requested from time to time by COMPANY regarding such Services (each such report, a "Report"). COMPANY acknowledges and agrees that if the specific reporting outlined in subsection (iii) above requires METRICS to provide information and updates in a manner exceeding its usual practices, upon the written request of METRICS, the parties will discuss as to whether COMPANY will reimburse METRICS for its incremental cost in complying with such obligation.

6. Shipping. Unless specified otherwise in any Work Statement or Quote, METRICS will supply Deliverables Ex Works (Incoterms 2010), the Facility. If specified in any Work Statement or Quote, METRICS shall ship Deliverables to COMPANY or locations designated by COMPANY. METRICS shall be responsible for arranging all shipping, as appropriate, including suitable packaging materials to comply with applicable standards, customs forms and insurance. Risk of loss shall transfer to COMPANY upon placement of the Deliverables in the hands of a carrier.

7. Delivery and Acceptance of Product. In the event that the terms of the applicable Work Statement or Quote call for METRICS to manufacture, package, and deliver Product under cGMP conditions according to mutually agreed upon Product specifications ("Manufacturing Specifications"), the following terms shall apply:

7.1 METRICS shall provide COMPANY with reasonable prior written notice before implementing changes in the site at which Product is manufactured or the equipment, processes or procedures used to manufacture the Product; provided, however, that METRICS otherwise shall remain obligated to manufacture such Product in accordance with the provisions of the applicable Work Statement or Quote. All Product delivered to COMPANY shall be accompanied by (i) a quality control certificate of analysis ("COA'') confirming that the Product covered by such COA meets the Manufacturing Specifications, and (ii) a copy of the related batch record for the Product (collectively, the "Manufacturing Records"). METRICS shall retain copies of the Manufacturing Records for such periods required by Applicable Laws.

7.2 Promptly after receipt of each shipment of Product and the accompanying Manufacturing Records, COMPANY shall review the Manufacturing Records. If COMPANY determines, in good faith and its reasonable discretion, that any Product that is the subject of such Manufacturing Records does not conform to the applicable Manufacturing Specifications, COMPANY shall provide METRICS with written notice thereof within thirty (30) days following such receipt. Any such notice issued shall state in reasonably sufficient detail the reason why COMPANY believes that the Product does not conform to the applicable Manufacturing Specifications.

7.3 METRICS shall have thirty (30) days to review any assertion by the COMPANY that Product failed to conform to applicable Manufacturing Specifications. In the event that METRICS reasonably disagrees with any such assertion, representative samples of the batch of Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall ultimately be paid by the party that is determined to have been incorrect in its determination of whether the Product conforms to applicable Manufacturing Specifications.

7.4 If any Product fails to conform to the applicable Manufacturing Specifications but is not Non-Conforming Product, COMPANY shall be responsible for the cost of such Product and METRICS shall, at COMPANY's discretion upon written notice to METRICS, prepare additional Product that conforms to the applicable Manufacturing Specifications as soon as practicable at COMPANY's sole cost and expense. If any Product fails to conform to the applicable Manufacturing Specifications and is a Non-Conforming Product, Section 7.5 shall apply, METRICS shall be solely responsible for, and COMPANY shall not be required to pay for, the cost of such Non-Conforming Product (including all costs and expenses associated with the manufacturing run in which the Non-Conforming Product was manufactured and all costs and expenses applicable to the delivery of the Non-Conforming Product), and COMPANY shall have the right to, and METRICS may require that COMPANY, return any such Non-Conforming Product to METRICS at METRICS' cost.

7.5 METRICS shall replace Non-Conforming Product with conforming Product ("Replacement Product") as soon as reasonably possible; provided, that, if additional Materials are required to manufacture Replacement Product, COMPANY shall use reasonable efforts to provide such Materials and METRICS shall reimburse COMPANY for its reasonable costs of obtaining such additional Materials, and, in any case, within sixty (60) days from the time the non conformance is determined. COMPANY shall otherwise pay for the cost of such Replacement Product, provided that COMPANY has not paid for the cost of the relevant Non-Conforming Product. The procedure described above shall be repeated for any such Replacement Product that COMPANY believes does not conform to applicable Manufacturing Specifications.

8. Confidentiality.

8.1 Confidentiality and Restricted Use Obligations. Each party agrees to hold the Confidential Information of the other party in confidence and further agrees not to use the other party's Confidential Information for any purpose other than to fulfill such party's obligations or exercise its rights under this Agreement. Neither party shall disclose the other party's Confidential Information to any third party, other than:
(i)  to such party's affiliated companies and its and their employees, officers, directors, agents, other representatives, and consultants and who have a need to know such Confidential Information in order to perform their obligations under this Agreement (collectively, "Representatives"); and
(ii)  to investigators retained in connection with a study to which such Confidential Information relates;
in each case, who are under written obligations to maintain the confidentiality and restrict the use of the other party's Confidential Information to at least the same extent required of such party hereunder.

8.2 Limitation. Notwithstanding any provision herein to the contrary, in the event that the receiving party becomes obligated by Applicable Laws, to disclose such Confidential Information, or any portion thereof, to any governmental authority or applicable stock exchange, court, or other tribunal, the receiving party promptly shall notify the disclosing party thereof, to the extent reasonably practicable under the circumstances and not otherwise prohibited by Applicable Laws, so that the disclosing party may seek an appropriate protective order or other remedy with respect to resisting or narrowing the scope of the required disclosure. In the absence of such a protective order or other remedy, the receiving party shall limit any such disclosure to such portion of the Confidential Information as is legally required to be disclosed and take reasonable steps in any such disclosure to have the entity requiring such disclosure to protect to the greatest extent possible the confidentiality of all information so disclosed. Any such disclosure by the receiving party shall in no event otherwise change, alter or diminish the confidential, proprietary, and/or trade secret status of such Confidential Information, or treatment as such by the receiving party, hereunder.

8.3 Return of Information. Upon the disclosing party's written request, the receiving party will promptly: (i) return and delete from the receiving party's computer systems, or, at the disclosing party's option, destroy, all originals and copies, whether tangible, electronic, or other, of all documents, data, materials, and other information thereof in the receiving party's possession, custody, or control that constitute Confidential Information of the disclosing party; and (ii) provide a written statement to the disclosing party certifying that all such documents, data, materials, and other information have been so delivered or destroyed. For purposes of this section, "documents, data, materials, and other information" includes without limitation all information fixed in any tangible medium of expression, in whatever form or format. The receiving party may keep a single copy of the Confidential Information of the disclosing party (subject to the terms of this Agreement) solely for legal and compliance purposes.

8.4 Exclusions. Confidential Information does not include information that: (i) is approved for release by the prior written authorization of the disclosing party; (ii) was already lawfully in the receiving party's possession at the time of disclosure by the disclosing party as evidenced by written records; (iii) is or becomes publicly available other than by the receiving party's violation of this Agreement or other fault of the receiving party; (iv) is received by the receiving party from a third party which, to the knowledge of the receiving party after its reasonable inquiry and investigation, is rightfully in possession of such information free of any obligation to maintain its confidentiality; or (v) is independently developed by or on behalf of the receiving party without reference to, benefit of, or reliance on any Confidential Information of the disclosing party as evidenced by written records.

9. Ownership and Rights.

9.1 Work Product. The Parties hereby agree that (i) all Work Product (excluding any METRICS Technology and METRICS Improvements) shall be owned exclusively by COMPANY; (ii) all original works of authorship made by METRICS within the scope of the Services it provides are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. § 101) (excluding any METRICS Technology and METRICS Improvements), (iii) METRICS hereby assigns to COMPANY any and all of METRICS' right, title, and interest in and to such Work Product and original works of authorship; (iv) METRICS reasonably shall cooperate with COMPANY, at COMPANY's sole cost and expense, in connection with any effort by COMPANY to obtain patent protection as may be available for such Work Product, including by executing all applications for patents and/or copyrights, domestic and foreign, assignments and other papers necessary to secure and enforce rights related to the Work Product. Notwithstanding any other provisions of this Agreement to the contrary, METRICS may withhold the provision of any Deliverables and Work Product under this Agreement in the event of default of payment by COMPANY of any undisputed amounts due and owing to METRICS in accordance with this Agreement.

9.2 METRICS Technology and METRICS Improvements. All METRICS Technology and METRICS Improvements shall be owned exclusively by METRICS. COMPANY hereby assigns to METRICS any and all of COMPANY's right, title, and interest in and to the METRICS Technology and METRICS Improvements. COMPANY reasonably shall cooperate with METRICS, at METRICS's sole cost and expense, in connection with any effort by METRICS to obtain patent protection as may be available for any METRICS Technology and METRICS Improvements. METRICS shall have the right to use and disclose METRICS Technology and METRICS Improvements without restriction.

9.3 License to METRICS Technology and METRICS Improvements. METRICS hereby grants to COMPANY a fully-paid, perpetual, limited, non-exclusive right and license to use and permit COMPANY's Representatives to copy, display, and otherwise use the METRICS Technology and METRICS Improvements solely for the purpose of exercising its rights and obligations under this Agreement and as reasonably required for the exploitation of the Work Product and the Deliverables.

9.4 License to Licensed Intellectual Property and Work Product. COMPANY hereby grants to METRICS a limited, fully paid, non-exclusive right and license to use and permit METRICS' Representatives to copy, display, and otherwise use the Licensed Intellectual Property and the Work Product during the term of this Agreement solely for the purpose of performing Services and carrying out its other tasks and responsibilities under the applicable Work Statement or Quote and as otherwise necessary to comply with the terms and conditions of this Agreement.

9.5 Execution of documentation. Each party shall, and shall cause all of such party's Representatives to, execute any and all documents and take any and all other actions reasonably requested by the other party, at such other party's sole cost and expense, to fully and finally vest in such other party all such right, title, and interest in and to Work Product and original works of authorship, in the case of METRICS as such party, and METRICS Improvements, in the case of COMPANY as such party, in accordance with the applicable provisions of Section 9.1 (Work Product) and 9.2 (METRICS Technology and METRICS Improvements), as the case may be.

10. Representations and Warranties.

10.1 COMPANY Representations and Warranties. COMPANY represents and warrants to METRICS that COMPANY (i) has the right to enter into this Agreement; (ii) this Agreement has been duly executed and delivered on behalf of COMPANY and constitutes a legal, binding and valid obligation, enforceable against COMPANY in accordance with its terms; (iii) is not a party to any existing agreements, grants, licenses, encumbrances, obligations, or understandings, written or oral, inconsistent with this Agreement; (iv) owns or controls the Licensed Intellectual Property; (v) has no actual knowledge of any claim by or otherwise available to any third party that any of the Licensed Intellectual Property or any use thereof by METRICS or any of METRICS's Representatives in accordance with the Agreement infringes, misappropriates, or otherwise violates any Intellectual Property Rights of such third party or any other third party.

10.2 METRICS Representations and Warranties. METRICS represents and warrants to COMPANY that (i) METRICS has the right to enter into this Agreement; (ii) this Agreement has been duly executed and delivered on behalf of METRICS and constitutes a legal, binding and valid obligation, enforceable against METRICS in accordance with its terms; (iii) METRICS is not a party to any existing agreements, grants, licenses, encumbrances, obligations, or understandings, written or oral, inconsistent with this Agreement; (iv) to METRICS's knowledge, its provision of the Services in accordance with this Agreement will not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party; (v) METRICS will provide the Services in a professional and workmanlike manner and in accordance with cGMP and all other Applicable Laws; (vi) neither it nor any METRICS Personnel performing Services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a); (vii) to the extent that METRICS manufactures and delivers Product under this Agreement, as of the date of each such delivery (a) all batches of Product: (A) will be manufactured in conformance with the Manufacturing Specifications, and the Manufacturing Records and in compliance with the requirements of Applicable Laws; and (B) will be transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of METRICS, its Affiliates or their respective agents. Without limiting Section 10.4, METRICS does not make any representations or warranties regarding any Materials provided by COMPANY under this Agreement.

10.3 Mutual Representations and Warranties. Each party represents and warrants to the other party that such party will hold, use and/or dispose of any product and/or other materials involved in this Agreement in accordance with all Applicable Laws.

10.4 NO OTHER REPRESENTATIONS. EXCEPT FOR THE FOREGOING RESPECTIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS SECTION 10 (REPRESENTATIONS AND WARRANTIES), NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY DISCLAIMS ALL, OTHER REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS SECTION 10 (REPRESENTATIONS AND WARRANTIES) ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, AND QUIET ENJOYMENT.

11. Limitation of Liability.

11.1 SUBJECT TO SECTION 11.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS, LOSS OF REVENUE, COST OF CAPITAL, LOSS OF BUSINESS OR DOWNTIME, EVEN IS SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 SUBJECT TO SECTION 11.3, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNTS ACTUALLY PAID TO METRICS HEREUNDER DURING THE 12-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

11.3 THE LIMITATIONS IN SECTION 11.1 AND 11.2 SHALL NOT APPLY IN CONNECTION WITH THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 (INDEMNIFICATION), GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FOR REASONABLY FORESEEABLE LOSS OF PROFIT SUFFERED AS A DIRECT RESULT OF A BREACH OF RESTRICTIONS ON USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION OR MISUSE OF INTELLECTUAL PROPERTY RIGHTS.

11.4 THE PROVISIONS OF THIS SECTION 11 (LIMITATION OF LIABILITY) SHALL APPLY REGARDLESS OF THE FORM OF ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT OR OTHERWISE.

12. Indemnification.

12.1 Indemnification by COMPANY. COMPANY hereby agrees to defend, indemnify, and hold harmless METRICS, its affiliated companies, and its and their Representatives from and against any and all third party claims, demands, actions, suits, and other proceedings (collectively, "Claims"), and all resulting losses, damages, liabilities, settlements, judgments, costs, and expenses (including without limitation reasonable attorneys' fees) (collectively "Losses"), arising from or in connection with: (i) the breach by COMPANY of any provisions of this Agreement; (ii) any allegations that the use by METRICS of any Licensed Intellectual Property or any Product in accordance with this Agreement infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any third party; (iii) COMPANY's manufacture, sale, promotion, development, use, licensing, sublicensing, marketing or distribution of any Deliverables or the Product, that is, in any case, the subject of any Services; (iv) use by any end-user of any Product provided by COMPANY to such end-user; (v) the use by METRICS of the Materials in accordance with the MSDS and any written safety and handling information provided by COMPANY to METRICS regarding the Materials; (vi) COMPANY's failure to comply with Applicable Laws; (vii) any acts or omissions of any Representatives of COMPANY or any COMPANY Inspectors, which, if performed or not performed, as the case may be, by COMPANY, would constitute a breach of or default under this Agreement by COMPANY; and (viii) COMPANY's negligent acts or omissions or willful misconduct. Notwithstanding the above, COMPANY shall not be obligated to defend, indemnify or hold harmless METRICS hereunder for any Claims against or Losses incurred by METRICS, to the extent resulting from a breach by METRICS of any provision of this Agreement or the gross negligence or willful misconduct of METRICS.

12.2 Indemnification by METRICS. METRICS hereby agrees to defend, indemnify and hold harmless COMPANY and its directors, officers, employees and agents from and against any and all Claims and Losses arising from or in connection with: (i) the breach by METRICS of any provisions of this Agreement; (ii) the failure by METRICS to handle and use Materials in accordance with the MSDS and any written safety and handling information provided by COMPANY to METRICS;( iii) METRICS's negligent acts or omissions or willful misconduct; ( iv) METRICS's failure to comply with Applicable Laws; and ( v) any acts or omissions of any Representatives of METRICS, including any METRICS Personnel, which, if performed or not performed, as the case may be, by METRICS, would constitute a breach of or default under this Agreement by METRICS. Notwithstanding the above, METRICS shall not be obligated to defend, indemnify and hold harmless COMPANY hereunder for any Claims against or Losses incurred by COMPANY, to the extent resulting from a breach by COMPANY of any provision of this Agreement or the gross negligence or willful misconduct of COMPANY.

12.3 Indemnification Procedure. A party intending to claim indemnification under this Agreement ("Indemnitee") shall promptly notify the indemnifying party ("Indemnitor") in writing of any Claims or Losses in respect of which the Indemnitee intends to claim such indemnification; provided, however, that any failure by the Indemnitee to provide such prompt notice shall not affect such Indemnitee's rights to indemnification hereunder, if such failure to deliver notice does not materially prejudice the Indemnitor's ability to defend such Claim and otherwise discharge its indemnification-related obligations hereunder. The Indemnitee reasonably shall cooperate with the Indemnitor in the defense of the Claim, and the Indemnitor shall have the right to control the defense and/or settlement of the claim; provided, however, that any such settlement shall not require the Indemnitee to admit any liability or pay any amounts without the prior written consent of such Indemnitee. The Indemnitee shall use reasonable efforts to mitigate any Losses.

13. Term, Termination and Survival.
13.1 Term. This Agreement shall be effective upon the date specified at the beginning of this Agreement and, subject to earlier termination in accordance with the provisions hereof, shall continue for three (3) years ("Term"). Notwithstanding the foregoing, the terms and conditions of this Agreement shall not expire, but shall continue in full force and effect to the extent of their incorporation into any then pending Work Statements or Quotes, until termination or expiration of the last to expire (or terminate) of such Work Statements or Quotes in accordance with its terms.

13.2 Termination by COMPANY for Convenience. This Agreement or any individual Work Statement or Quote hereunder, may be terminated by COMPANY for any or no reason upon thirty (30) days written notice to METRICS. The termination of this Agreement shall also terminate any outstanding Work Statements or Quotes and all Services to be conducted under such Work Statements or Quotes. Termination under this Section 13.2 (Termination by COMPANY for Convenience) shall not relieve COMPANY of its obligation to pay for any Services completed prior to the effective date of such termination (which date shall be on or after the date of METRICS' receipt of COMPANY's notice of termination).

13.3 Termination for Breach of the Agreement. This Agreement may be terminated in its entirety in the event of a material breach by a party hereto which is not cured within thirty (30) days (or if such breach cannot be cured within thirty (30) days, such other period of time as the parties may mutually agree in writing) after receipt of written notice from the non-breaching party, specifying in reasonable detail the nature of such breach. In the event the breach is not cured within such cure period, the non-breaching party may terminate this Agreement as set forth in the notice from such non-breaching party; provided, however, that this Agreement shall not be terminated prior to the end of the cure period. In such instance all then-pending Work Orders or Quotes shall be terminated as of the effective date of the termination. In the event that any such breach is not reasonably susceptible of cure, this Agreement shall terminate immediately upon receipt of such notice by the breaching party.

13.4 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither METRICS nor COMPANY will have any further obligations hereunder, except that (a) the terms and conditions of this Agreement shall remain in effect to the extent provided in 13.5 (Survival), (b) unless otherwise instructed by COMPANY, METRICS will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by COMPANY, (c) METRICS will deliver to COMPANY any Materials, Deliverables and Work Product in its possession or control and all Product produced through termination or expiration, (d) METRICS will refund to COMPANY any monies paid in advance by COMPANY to METRICS in anticipation of Services not performed by METRICS, and (e) unless COMPANY has terminated pursuant to Section 13.3 (Termination for Breach of the Agreement), (1) COMPANY will pay METRICS any and all monies due and owing METRICS, up to the time of termination or expiration, for Services actually performed; and (2) METRICS shall be entitled to reimbursement, and COMPANY shall reimburse METRICS, for any and all costs and expenses that have been or will be incurred by METRICS in connection with non-cancellable third party commitments entered into by METRICS to conduct any Services pursuant to any then-pending Work Statements or Quotes and any and all materials purchased by METRICS on account of any such Services; provided, however, that METRICS shall provide COMPANY, at COMPANY's written request, written documentation in support of any such expenses, costs, and materials purchases and METRICS' inability to cancel any such commitments.

13.5 Survival. In the event of any termination of this Agreement, Section 1 (Definitions), 3 (Compensation and Payment Terms), 4 (Third Party Intermediary), 8 (Confidentiality), 9 (Ownership and Rights), 11 (Limitation of Liability), 12 (Indemnification), and 13 (Term, Termination and Survival) and 14 (Miscellaneous) and Section 2.4 hereof shall survive termination of this Agreement. Sections 5.2, 5.3, and 5.4 shall survive for the periods required by applicable law, rule, regulation, or order.

14. Miscellaneous.

14.1 Force Majeure. Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including without limitation, acts of God, fires, floods, or weather; strikes or lockouts, shortage of raw materials/packaging components, breakage or failure of machinery or apparatus, factory shutdowns, embargoes, wars, hostilities or riots, and shortages in transportation; provided that, in order to be excused from delay or failure to perform, such party must (i) provide written notice of such cause to the other party promptly after such party becomes aware of such cause and (ii) act diligently, to the extent reasonably practicable and not otherwise prohibited by applicable law, rule, regulation, or order, to mitigate the effect of such delay or failure. If such delay or failure continues for 180 days, then either party may terminate by notice to the other party with immediate effect.

14.2 No Agency. METRICS, in rendering performance under this Agreement, is acting solely as an independent contractor, and in no event shall the relationship of the parties hereunder constitute a partnership, joint venture, or agency. In no way is METRICS to be construed as the agent or acting as the agent of COMPANY in any respect, any other provisions of this Agreement notwithstanding.

14.3  Multiple Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

14.4 Section Headings, Schedules. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The schedules referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

14.5 Required Approvals. Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably withheld, delayed, or conditioned.

14.6 No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

14.7 Authority of METRICS. METRICS has the sole right and obligation to supervise, manage, contract, direct, procure, perform, or cause to be performed all Services and other work to be performed by and on behalf of METRICS hereunder unless otherwise provided herein.

14.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without resort to the choice of law principles thereof.

14.9 Entire Agreement. This Agreement and the schedules annexed hereto constitute the entire agreement between the parties. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced. Neither this Agreement nor any Work Statement or Quote may be amended except in a writing executed by duly authorized representatives of both parties. To the extent of any conflict between or inconsistency in the confidentiality-related terms and conditions of this Agreement and the terms and conditions of any confidentiality agreement executed by the parties relating to the subject matter of this Agreement, the confidentiality related terms and conditions of this Agreement shall govern.

14.10 Notices. Under this Agreement if one party is required to give notice to the other, such notice shall be deemed given if mailed by U.S. mail, first class, postage prepaid, and addressed as follows (or as subsequently noticed to the other party):

If to METRICS: Metrics Contract Services, 1240 Sugg Parkway, Greenville North Carolina 27834 Attention: President
If to COMPANY: X4 Pharmaceuticals, Inc. Cambridge Innovation Center One Broadway Cambridge, MA 02142 Attention: Chief Executive Officer

14.11 No Assignment. Neither party may, without the prior written consent of the other party, assign or transfer this Agreement or any obligation incurred hereunder, except to an Affiliate or by merger, reorganization, consolidation, or sale of all or substantially all of such party's capital stock or assets to which this Agreement relates. Any attempt to do so in contravention of this Section 14.11 (No Assignment) shall be void and of no force and effect.

14.12 Arbitration. Any dispute, controversy or claim (including, without limitation, any claim based on warranty, contract, negligence, misrepresentation, statute or other basis) arising out of or relating to this Agreement or its performance or breach ("Dispute") shall first be referred to a senior executive of each party for resolution. If each party's respective representatives cannot resolve the

Dispute within thirty (30) days, then either party may refer the Dispute to be settled by binding arbitration.

(a) The arbitration shall be conducted under the auspices of the American Arbitration Association in accordance with its Commercial Arbitration Rules, or where the Company is domiciled outside the United States, in accordance with its International Rules, in each case that are in effect at the time arbitration is demanded and as set forth herein. In the event of a conflict between the procedures set forth herein and the Rules, these procedures shall take precedence.

(b) The dispute shall be heard and decided by a single arbitrator.

(c )  The arbitrator(s) shall allow the parties to obtain discovery as may reasonably be requested by a party, including use of interrogatories, document requests, depositions, subpoenas and inspections of things or land.

(d)  The arbitration hearing shall be held in Washington DC at a location and time to be mutually agreed upon by the parties, or if they are unable to decide, then at a location and time determined by the arbitrator(s). The arbitration hearing shall be conducted over the course of consecutive business days and weeks until it is concluded.

(e)  All proceedings shall be conducted in the English language and the arbitrators shall be fluent in English. All evidence, whether documentary or testimonial, shall be presented in English. In the event testimony is given by a witness who is unable to testify in English, the party proffering the testimony at the hearing (or obtaining the testimony in a deposition) shall provide a translator and shall bear that expense. In the event a document offered as an exhibit is not in English, the party offering the exhibit shall provide a translated version of the document.

(f) The hearing shall be recorded stenographically and a transcript prepared if requested by either party. The expense of same shall be borne equally by the parties. Not less than ten (10) days prior to the hearing, the parties shall submit briefs to the arbitrator(s) setting for the each parties' contentions concerning the facts and the law. Within thirty (30) days following the close of the hearing, the parties shall submit post-hearing briefs to the arbitrator(s). Within thirty (30) days after the timely submission of post-hearing briefs, the arbitrator(s) shall enter a written award concisely setting forth the grounds for the decision.

(g)  The arbitrators shall decide the dispute by applying the law selected by the parties in this Agreement.

(h)  The decision of the arbitrator(s) shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction, and the parties expressly agree that the state and federal courts located in the State of Delaware have jurisdiction to confirm the arbitration award and enter judgment thereon. The parties hereby waive any and all objections and defenses to such jurisdiction regardless of the nature of such objection or defense.

14.13 Non-Solicitation of Employees. During the Term and for one (1) year thereafter, each party ("Restricted Party") agrees not to solicit or induce any employee of the other party with whom the Restricted Party had contact in connection with any of the Services to terminate an employment relationship with the other party. The foregoing shall not apply to general solicitations for employment (including, without limitation, advertisements in newspapers, trade journals, employment websites, the Restricted Party's website, and recruiting agency effo1is) not specifically directed towards employees of the other party.

14.14  Publicity. Neither party will make any press release or public disclosure regarding this Agreement or the transactions contemplated herein without the other party's express prior written consent, except as required by applicable law, rule, regulation, or order or by any governmental agency or applicable stock exchange, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to making the public disclosure.

METRICS, INC., DBA	X4 PHARMACEUTICAL, INC.:
METRICS CONTRACT SERVICE
By: /s/ John Ross	By: /s/ Paula M. Ragan
Print: John Ross	Print: John Ross
Title: EVP, Metrics Contract Services	Title: CEO
Date: September 11, 2015	Date: September 9, 2015

43237558v.1